UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    January 21, 2003

WOMEN FIRST HEALTHCARE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26487	13-3919601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12220 El Camino Real, Suite 400 San Diego, CA 92130
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    (858) 509-1171

Item 5.    Other Events and Regulation FD Disclosure.

On January 21, 2003, Women First HealthCare, Inc., a Delaware corporation (the “Company”), entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with CapitalSource Finance LLC, a Delaware limited liability company (“CapitalSource”), under which CapitalSource agreed to extend the Company a line of credit equal to approximately 85% of the Company’s eligible accounts receivable up to a maximum of $5.0 million. Based on its current accounts receivable, other than those related to Vaniqa® and Midrin® sales, which are not currently included in the borrowing base, the Company is eligible to borrow up to approximately $2.5 million. On January 21, 2003, the Company borrowed the minimum required amount of $1.5 million under the line of credit. Borrowings under the Credit Agreement will be used for general corporate purposes and working capital needs.

Loans under the Credit Agreement will bear interest at the prime rate plus 1.25%, subject to a minimum annual prime rate of 4.75%. The term of the Credit Agreement is three years.

The line of credit is secured by selected accounts receivable other than those related to Vaniqa® and Midrin® sales and related assets of the Company. The Company’s obligations under the Credit Agreement are guaranteed by As We Change, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, pursuant to a Subsidiary Guaranty dated January 21, 2003.

The foregoing summary is qualified by reference to the Credit Agreement and other documents filed as exhibits hereto, each of which is incorporated herein by reference.

Item 7.     Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Revolving Credit and Security Agreement dated as of January 21, 2003 between Women First HealthCare, Inc. and CapitalSource Finance LLC

10.2	Revolving Note dated January 21, 2003 by Women First HealthCare, Inc. in favor of CapitalSource Finance LLC

10.3	Subsidiary Guaranty made as of January 21, 2003 by As We Change, LLC for the benefit of CapitalSource Finance LLC

99.1	Press Release dated January 23, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2003	Women First HealthCare, Inc.

	By:	/S/ CHARLES M. CAPORALE
Charles M. Caporale Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement dated as of January 21, 2003 between Women First HealthCare, Inc. and CapitalSource Finance LLC

10.2	Revolving Note dated January 21, 2003 by Women First HealthCare, Inc. in favor of CapitalSource Finance LLC

10.3	Subsidiary Guaranty made as of January 21, 2003 by As We Change, LLC for the benefit of CapitalSource Finance LLC

99.1	Press Release dated January 23, 2003

4